UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2005

TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (207) 761-8500

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On July 12, 2005, TD Banknorth Inc. (“TD Banknorth”) and Hudson United Bancorp (“Hudson United”) announced that they had entered into an Agreement and Plan of Merger, dated as of July 11, 2005 (the “Agreement”), which sets forth the terms and conditions pursuant to which Hudson United will be merged with and into TD Banknorth (the “Merger”).

     Under the terms of the Agreement, Hudson United shareholders will have the right, subject to proration, to elect to receive cash and/or TD Banknorth common stock, in either case having a value equal to $21.07 plus the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten-trading day period ending on the fifth trading day before the closing date. Based upon the closing stock price of TD Banknorth on July 11, 2005, the deal is valued at $42.78 per share and the aggregate merger consideration of $1.9 billion consists of approximately 51% TD Banknorth common stock and 49% cash. The cash for the transaction will be financed through TD Banknorth’s sale of approximately 29.6 million shares of TD Banknorth common stock to TD Banknorth’s majority stockholder, The Toronto-Dominion Bank, at a price of $31.79 per share.

     Consummation of the Merger is subject to a number of customary conditions, including, but not limited to (i) the approval of the Agreement by the shareholders of Hudson United and TD Banknorth and (ii) the receipt of requisite regulatory approvals of the Merger and the proposed merger of Hudson United’s banking subsidiary, Hudson United Bank, with and into TD Banknorth’s banking subsidiary, TD Banknorth, N.A., immediately following consummation of the Merger.

     In connection with execution of the Agreement, TD Banknorth and Kenneth T. Neilson agreed to enter into a consulting agreement. The consulting agreement will provide, among other things, that Mr. Neilson shall provide specified consulting services to TD Banknorth in accordance with the terms of the consulting agreement during the two-year period following consummation of the Merger and that TD Banknorth shall pay to Mr. Neilson consideration of $300,000 per year for his consulting services.

     For additional information, reference is made to the press release dated July 12, 2005, which is included as Exhibit 99.1 and is incorporated herein by reference, and the other exhibits filed herewith.

Item 9.01 Financial Statements and Exhibits

(c) The following exhibits are included with this Report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2005, among Hudson United, TD Banknorth and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank

10.1	Form of Shareholder Agreement between each director of Hudson United and TD Banknorth (included as Exhibit A to Exhibit 2.1)

10.2	Form of Consulting Agreement between TD Banknorth and Kenneth Neilson

99.1	Press Release, dated July 12, 2005*

99.2	Investor Presentation, dated July 12, 2005*

* Previously filed.

*      *      *

The press release and investor presentation included as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference contain forward-looking statements regarding TD Banknorth’s acquisition of Hudson United. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Hudson United are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Hudson United undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANKNORTH GROUP, INC.

	By:	/s/ Peter J. Verrill

Name: Peter J. Verrill Title: Senior Executive Vice President and Chief Operating Officer

Date: July 14, 2005

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